Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ENIGMATIG LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary shares, par value US$0.000002 per share	457	(a)	4,312,500	US$5.00	US$21,562,500	0.00015310	US3,301.22
Total Offering Amounts							US$21,562,500		US$3,301.22

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.